Exhibit 10.1

July 16, 2024

Matthew Tenorio

236 E Dogwood Dr.

Chandler, AZ 85286

Dear Matt,

I am delighted to provide you this offer to join Everspin Technologies, Inc. as its interim Chief Financial Officer, reporting to Sanjeev Aggarwal, the President & Chief Executive Officer.

The employment term will be for 9 months effective on July 18, 2024. Your base salary will be $275,000 annually, payable bi-weekly, and subject to deductions for taxes and other withholdings as required by US law or the policies of the company. This will be a Salary-Exempt position. You will also be eligible for a target bonus of 35% of your base salary. Your bonus for 2024 will be pro-rated based on your start date.

Upon approval by the Everspin Board of Directors, you will receive 15,000 Everspin Restricted Stock Units. These RSU’s vest at 33% per quarter on the first day of each quarter for 3 consecutive quarters. Due to the taxable nature of Restricted Stock Units, there is a sell to cover provision requirement with the RSU’s to cover tax liability at each vesting date. These Restricted Stock Units are subject to continued employment with Everspin, transferability restrictions, and such other terms as may be set forth in the Everspin Stock Option Plan or your individual stock option agreement.

Benefits: The detailed components of the Company’s benefit plan are attached. Major benefits include:

•	Comprehensive Medical, Dental, and Vision Care Coverage
•	Prescription Drug Program
•	Short-term and Long-term Disability Coverage
•	Flexible Spending Accounts and Health Savings Accounts
•	Supplemental Life and Disability Insurance
•	401(k) participation (if eligible)
•	Paid Time Off and Holidays, consistent with Company policy
•	Eligibility to participate in Everspin’s Employee Stock Purchase Plan
•	Quarterly Profit Sharing

Your employment with Everspin Technologies is “at will”, meaning that you may terminate your employment at any time and for any reason whatsoever. Likewise, Everspin Technologies may terminate your employment at any time and for any reason, with or without cause or advance notice.

5670 W. Chandler Blvd. Suite 130, Chandler, AZ 85226 www.Everspin.com	(480) 347-1111 Fax (480) 347-1175

Other Arrangements: This offer of employment is contingent on your agreement to and execution of an Employee Proprietary Information and Inventions Assignment Agreement (copy attached), successful completion of reference checks, and is contingent on the satisfactory results of your background screening.

This offer is considered accepted with your signature below. This offer will terminate if not accepted in writing by 5:00pm Wednesday July 17, 2024.

We welcome you to Everspin Technologies, Inc., and are excited about the contribution you can make to its success.

Sincerely,

/s/ Sanjeev Aggarwal

Sanjeev Aggarwal

President & CEO

Everspin Technologies, Inc.

Accepted;

/s/ Matthew Tenorio	July 17, 2024
Date

Anticipated Start Date:	July 18, 2024

5670 W. Chandler Blvd. Suite 130, Chandler, AZ 85226 www.Everspin.com	(480) 347-1111 Fax (480) 347-1175